Exhibit 99.1

OSG

Overseas Shipholding Group, Inc.                                                                            Press Release

For Immediate Release

OVERSEAS SHIPHOLDING GROUP REPORTS FIRST QUARTER 2008 RESULTS

Highest Ever First Quarter TCE Revenues Driven by Strong Crude Oil Rates;
67% Quarter-over-Quarter EPS Increase Further Enhanced by Share Repurchase Program

Highlights

-      TCE revenues were $375.8 million, a 45% increase from $259.2 million quarter-over-quarter
-      Net income was $112.4 million, a 33% increase from $84.7 million quarter-over-quarter
-      Diluted EPS was $3.60 per share, a 67% increase from $2.16 quarter-over-quarter
-      Shares repurchased during the first quarter totaled 400,000
-      Bond redemption announced to repurchase all $176,115,000 outstanding of 8.25% Senior Notes due March 2013

New York – April 29, 2008 – Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today reported results for the first quarter of fiscal 2008.

For the q uarter ended March 31, 2008, TCE revenues 1were $ 375.8 million, a 45% increase from $2 59. 2 million for the same period of 2007 . The growth in TCE revenues reflects an increase of 1,052 revenue days primarily in the International Crude Oil and Product Carrier segments, and a more than 100% increase quarter-over-quarter in VLCC spot charter rates. EBITDA for the quarter increased 22% to $178.4 million from $ 146.1 million in the comparable period of 2007. Net income for the period increased 33% to $ 112.4 million , and diluted EPS increased 67% to $ 3.60 per share compared with $ 84.7 million, or $ 2.16 per share, for the same period a year ago. Net income in the first quarter of 2007 benefited from a gain on sale of securities of $15.0 million, or $0.25 per diluted share. Period-over-period diluted EPS also benefited from the Company’s repurchase of 19.3% of total shares outstanding since March 31, 2007.

Morten Arntzen, President and CEO of OSG, commented, “As anticipated, superior first quarter results reflect the strength of the crude oil tanker market and the strong performance of our product tanker business. We are building long-term sustainable value for shareholders by taking a portfolio approach to running this business. While we have continued to strengthen and grow our spot-oriented crude transportation business, we have diversified our fleet, built a substantial book of locked-in future revenue and expanded in businesses providing for earnings and cash flow stability.” Arntzen continued, “It is based on OSG’s quality, scalable platform that we are able to expand into new, higher margin businesses and win projects such as the U.S. Gulf shuttle tanker business and the FSO charter for one of our ULCCs. Embarking on my fifth year at OSG, I’ve never felt better about how the business looks than I do today. Looking at what we’ve achieved and seeing the commercial and technical platform we have in place to support our growth plans makes me confident about what OSG can achieve going forward and the results we can deliver for our shareholders.”

1 See Appendix 1 for a reconciliation of TCE revenues to shipping revenues and Appendix 2 for a reconciliation of EBITDA to net income.

TCE revenues in the first quarter of 2008 for the International Crude Oil segment were $248.9 million, an increase of $102.1 million, or 70%, from $146.8 million, in the same period of 2007. The increase was principally due to increases in rates earned by VLCCs as OPEC increased their quota production by 500,000 barrels per day, resulting in additional long-haul movements from the Middle East to both the Far East and the United States. Revenue days in the International Crude Oil unit increased by 767. OSG Lightering, a unit of the International Crude Oil segment, added $18.7 million or 508 revenue days in the period. TCE revenues for the International Product Carrier segment were $66.4 million, up $8.5 million, or 15%, from $ 57.9 million in the year earlier period. The growth was principally attributable to an increase in revenue days from the delivery of four vessels after January 1, 2007. TCE revenues from the U.S. segment were $52.8 million, up $3.2 million, or 6%, from $49.6 million in the same quarter a year earlier. This reflects the delivery of the Overseas Houston, Overseas Long Beach and the Overseas Los Angeles in 2007, offset by the sale of two dry bulk carriers and the reflagging of one car carrier under the Marshall Islands flag in 2007. The balance of TCE revenues were derived from the Company’s two International Flag dry bulk carriers and, in 2008, one car carrier.

Income from vessel operations was $127.4 million in the first quarter of 2008, a 65% increase from $77.4 million in the same period a year earlier. For the quarter ended March 31, 2008, total operating expenses increased 43%, or $85.4 million, to $283.3 million from $197.9 million in the corresponding quarter in 2007. The increase in operating expenses was principally the result of the acquisition of the Heidmar lightering business effective April 2007, and an increase in chartered-in tonnage in the International Crude Oil and Product Carrier segments. As of March 31, 2008, OSG chartered in 56 vessels compared with 48 at March 31, 2007. Voyage expenses increased by $18.7 million quarter-over-quarter, principally a result of higher fuel expenses. Vessel expenses increased $12.0 million quarter-over-quarter primarily due to crew costs associated with the Company’s continuing efforts to attract and retain high quality crews. In addition, the Company increased the estimated salvage value of its owned fleet effective January 1, 2008. This change in estimate reduces depreciation by approximately $2.7 million per quarter commencing in the first quarter of 2008.

Financial Highlights

Share Repurchase. From January 1 through March 31, 2008, OSG repurchased 400,000 shares at an average price per share of $57.33. Since the initial announcement of its share repurchase program on June 9, 2006, the Company has repurchased 9.0 million shares at an average price of $65.90 per share, or 22.7% of total shares outstanding, at a total cost of $592.0 million. The Company’s current $200 million share repurchase program has a total of $21.8 million that remains outstanding.

Bond Redemption. On April 7, 2008, OSG announced the redemption of all $176,115,000 principal outstanding of its 8.25% Senior Notes due 2013. The redemption price is 104.125% of the principal amount of the Notes together with accrued and unpaid interest as of the redemption date, which is May 15, 2008. This redemption will reduce the Company’s interest expense by approximately $7.0 million per annum through March 2013.

Future Locked-in Revenue. Future revenues associated with noncancelable term charters as of March 31, 2008, totaled $1.7 billion including time charters entered into by the Aframax International pool and fixed rate contracts of affreightment from the U.S. Flag lightering operation. Additionally, future revenues from term contracts of the Gas segment and the FSO project total approximately $1.8 billion and will be recognized in equity in income from affiliated companies.

Recent Activities and Quarterly Events

Crude Oil Tankers

Vessel Delivery

On January 28, 2008, OSG took delivery of the Overseas London, a 2000-built 153,000 dwt Suezmax tanker that has been bareboat chartered-in for ten years.

New Markets
On February 28, 2008, OSG announced that Maersk Oil Qatar AS had awarded two time-charter contracts to a joint venture between OSG and Euronav NV for a term of eight years. The contracts provide for two ULCCs, the TI Africa (currently owned by OSG) and the TI Asia (currently owned by Euronav), to be converted to FSOs (Floating Storage and Offloading service vessels) and commence service in July 2009 and September 2009, respectively.

Vessel Sale
On April 9, 2008, the Company entered into an agreement to sell the Pacific Ruby, a 1994-built Aframax tanker. The sale is expected to close in the second quarter of 2008 and the Company will recognize a gain of approximately $13.0 million at the time of sale.

Product Carriers
Fleet Activity
On January 9, 2008, the Company sold and bareboat chartered back the 1998-built Overseas Rimar, a Handysize Product Carrier. The $12 million gain from the sale was deferred and will be amortized over the 7 ½ year term of the charter back as a reduction of charter hire expense. OSG has an option to purchase the vessel at the end of the charter-in period.

Vessel Sale
On January 24, 2008, the Company entered into an agreement to sell the Overseas Aquamar, a 1998-built Handysize Product Carrier. The sale closed on April 17, 2008 and the Company will recognize a gain of approximately $10.5 million in the second quarter of 2008.

Vessel Delivery
On January 29, 2008, OSG took delivery of the Overseas Serifos, a 50,000 dwt Product Carrier, under a 10-year bareboat charter-in arrangement.

U.S.

Fleet Deliveries

On April 11, 2008, OSG America L.P., a master limited partnership in which the Company owns a 75.5% interest, took delivery of the Overseas New York, a 46,817 dwt U.S. Flag Jones Act Product Carrier. The vessel is on a seven-year bareboat charter-in arrangement and the Company has extension options for the life of the vessel. The vessel has been chartered-out to Shell for three years and began trading on April 21, 2008.

On April 24, 2008, OSG America took delivery of the OSG 243, an ATB that has been converted from single hull to double hull.

Gas

As of March 31, 2008, all four Q-Flex LNG carriers have delivered and commenced trading, each on a 25-year time charter. OSG has a 49.9% ownership interest in the joint venture entity that owns the LNG carriers. During the first quarter, OSG’s proportionate share of revenue days was 135 days, which generated $1.6 million and was recorded in equity in income of affiliated companies.

Fleet Metrics and Corporate Statistics

As of March 31, 2008, OSG’s owned or operated fleet totaled 116 International Flag and U.S. Flag vessels compared with 104 at March 31, 2007. Fifty-two percent, or 60 vessels, were owned as of March 31, 2008, with the remaining vessels bareboat or time chartered-in. OSG’s newbuild program of chartered-in and owned vessels totaled 41 vessels across its Crude Oil, Product and U.S. Flag lines of business. A detailed fleet list and updates on vessels under construction can be found in the Fleet section of www.osg.com.

Revenue days in the quarter ended March 31, 2008 totaled 9,561 compared with 8,509 in the same period a year earlier. The increase principally reflects the addition of the OSG Lightering fleet in April 2007, the delivery of two Suezmax tankers and two Panamax Product Carriers since June 30, 2007, and two Handysize Product Carriers since January 1, 2007. Revenue days by segment can be found in Spot and Time Charter TCE Rates Achieved and Revenue Days, later in this press release.

Financial Profile

At March 31, 2008, stockholders’ equity exceeded $1.85 billion and liquidity, including undrawn bank facilities, exceeded $1.9 billion. Total long-term debt as of March 31, 2008 was $1.6 billion, substantially unchanged from December 31, 2007. Liquidity adjusted debt to capital was 30.8% as of March 31, 2008, compared with 32.6% as of December 31, 2007. Liquidity adjusted debt is defined as long-term debt reduced by cash and the Capital Construction Fund.

Spot and Time Charter TCE Rates Achieved and Revenue Days

The following tables provide a breakdown of TCE rates achieved for the first quarter of fiscal 2008 and 2007 between spot and time charter rates. The information is based, in part, on information provided by the pools or commercial joint ventures in which the vessels participate.

	Three Months Ended Mar. 31, 2008			Three Months Ended Mar. 31, 2007
	Spot Charter[1]	Time Charter	Total	Spot Charter[1]	Time Charter	Total
Business Unit – Crude Oil
VLCC [2]
Average TCE Rate	$98,565	$ —		$47,861	$ —
Number of Revenue Days	1,471	—	1,471	1,376	—	1,376
Suezmax
Average TCE Rate	$31,788	$ —		$ —	$ —
Number of Revenue Days	154	—	154	—	—	—
Aframax
Average TCE Rate	$35,859	$30,825		$42,172	$29,140
Number of Revenue Days	1,543	233	1,776	954	319	1,273
Panamax [3]
Average TCE Rate	$35,289	$26,638		$31,634	$25,059
Number of Revenue Days	543	451	994	419	538	957
Other Crude Oil Revenue Days	158	—	158	180	—	180
Total Crude Oil Revenue Days	3,869	684	4,553	2,929	857	3,786
Business Unit – Refined Petroleum Products
Panamax
Average TCE Rate	$35,099	$18,640		$ —	$17,654
Number of Revenue Days	182	182	364	—	180	180
Handysize
Average TCE Rate	$24,500	$19,417		$27,495	$18,092
Number of Revenue Days	832	1,957	2,789	723	1,978	2,701
Total Refined Pet. Products Rev. Days	1,014	2,139	3,153	723	2,158	2,881
Business Unit – U.S. Flag
Number of Revenue Days	707	876	1,583	805	857	1,662
Other – Number of Revenue Days	—	272	272	—	180	180
Total Revenue Days	5,590	3,971	9,561	4,457	4,052	8,509

1TCE rates include the effect of forward freight agreements, which are used to create synthetic time charters. 2Excludes ULCCs. The revenue days for the ULCCs are included in Other Crude Oil. 3 Includes one vessel performing a bareboat charter out during the three months ended March 31, 2008.

Consolidated Statements of Operations

( $ in thousands, except per share amounts)	Three Months Ended
	Mar. 31, 2008	Mar. 31, 2007
Shipping Revenues:
Pool revenues	$ 225,000	$ 137,803
Time and bareboat charter revenues	92,487	84 , 934
Voyage charter revenues	93,189	52,547
	410,676	275,284
Operating Expenses:
Voyage expenses	34,842	16 , 100
Vessel expenses	72,869	60 , 814
C harter hire expenses	90,671	49,416
Depreciation and amortization	47,591	42,483
General and administrative	37,285	29 , 038
(Gain)/loss on disposal of vessels	(5)	3
Total Operating Expenses	283,253	197 , 854
Income from Vessel Operations	127,423	77,430
Equity in Income of Affiliated Companies	1,329	3,384
Operating Income	128,752	80,814
Other Income	2,969	22,758
	131,721	103,572
Interest Expense	(18,363)	(13,168)
Income before Minority Interest and Federal Income Taxes	113,358	90,404
Minority interest	(923)	--
Income before Federal Income Taxes	112,435	90,404
Provision for Federal Income Taxes	--	(5,752)
Net Income	$ 112,435	$ 84,652

Weighted Average Number of Common Shares Outstanding:
Basic	31,107,499	3 9,062,855
Diluted	31,250,086	39 ,167,371
Per Share Amounts:
Basic net income	$ 3.61	$ 2.17
Diluted net income	$ 3.60	$ 2.16
Cash dividends declared	$0.3125	$0.25

T CE Revenue by Segment

The following table reflects TCE revenues generated by the Company’s three reportable segments for the quarters ended March 31, 2008 and 2007 and excludes the Company’s proportionate share of TCE revenues of affiliated companies. See Appendix 1 for reconciliations of Time Charter Equivalent Revenues to Shipping Revenues .

	Three Months Ended Mar . 3 1,
($ in thousands)	2008	% of Total	2007	% of Total
International Flag
Crude Tankers	$248,860	66.2	$146,802	56.7
Product Carriers	66,406	17.7	57, 898	22. 3
Other	7,780	2.1	4, 882	1.9
U.S.	52,788	14.0	49, 602	19.1
Total TCE Revenues	$375,834	100.0	$259 ,184	100.0

Income from Vessel Operations by Segment

The following table reflects income from vessel operations accounted for by each reportable segment. Income from vessel operations is before general and administrative expenses, gain on disposal of vessels and the Company’s share of income from affiliated companies.

	Three Months Ended Mar . 3 1,
($ in thousands)	2008	% of Total	2007	% of Total
International Flag
Crude Tankers	$136,505	82.9	$76,241	71.6
Product Carriers	15,375	9.3	16,583	15. 6
Other	2,381	1.5	157	0.1
U.S.	10,442	6.3	13,490	12.7
Total Income from Vessel Operations	$164,703	100.0	$106,471	10 0.0

Reconciliations of income from vessel operations of the segments to income before federal income taxes as reported in the consolidated statements of operations follow:

	Three Months Ended Mar . 31 ,
($ in thousands)	2008	200 7
Total income from vessel operations of all segments	$ 164,703	$106 , 471
General and administrative expenses	(37,285)	(29,038)
G ain /(loss) on disposal of vessels	5	(3)
Consolidated income from vessel operations	127,423	77,430
Equity in income of affiliated companies	1,329	3 , 384
Other income	2,969	22 , 758
Interest expense	(18,363)	(1 3, 168)
Minority Interest	(923)	-
Income before federal income taxes	$ 112,435	$ 90,404

Consolidated Balance Sheets

($ in thousands)	Mar. 31, 2008	Dec. 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$578,646	$502,420
Voyage receivables	190,731	180,406
Other receivables, including federal income taxes recoverable	74,635	84,627
Inventories, prepaid expenses and other current assets	57,506	37,300
Total Current Assets	901,518	804,753
Capital Construction Fund	137,556	151,174
Vessels and other property, less accumulated depreciation	2,656,440	2,691,005
Vessels under capital leases, less accumulated amortization	22,554	24,399
Vessels held for sale	33,779	-
Deferred drydock expenditures, net	85,830	81,619
Total Vessels, Deferred Drydock and Other Property	2,798,603	2,797,023
Investments in Affiliated Companies	110,736	131,905
Intangible Assets, less accumulated amortization	112,195	114,077
Goodwill	72,463	72,463
Other Assets	79,334	87,522
Total Assets	$4,212,405	$4,158 , 917
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable, sundry liabilities and accrued expenses	$151,741	$178,837
Current installments of long-term debt	26,100	26,058
Current obligations under capital leases	8,599	8,406
Total Current Liabilities	186,440	213,301
Long-term Debt	1,529,049	1,506,396
Obligations under Capital Leases	22,572	24,938
Deferred Gain on Sale and Leaseback of Vessels	181,904	182,076
Deferred Federal Income Taxes and Other Liabilities	287,413	281,711
Minority Interest	131,928	132,470
Stockholders’ Equity	1,873,099	1,818,025
Total Liabilities and Stockholders' Equity	$4,212,405	$4,158 , 917

Consolidated Statements of Cash Flows

($ in thousands)	Three Months Ended March 31,
	2008	2007
Cash Flows from Operating Activities:
Net income	$112,435	$84,652
Items included in net income not affecting cash flows:
Depreciation and amortization	47,591	42,483
Amortization of deferred gain on sale and leasebacks	(12,236)	(11,689)
Deferred compensation relating to restricted stock and
stock option grants	3,035	2,033
Provision/(credit) for deferred federal income taxes	(283)	2,834
Undistributed earnings of affiliated companies	4,427	7,277
Other – net	(530)	386
Items included in net income related to investing and financing activities:
Gain on sale of securities – net	—	(15,015)
(Gain)/loss on disposal of vessels	(5)	3
Payments for drydocking	(16,058)	(7,838)
Distributions from subsidiaries to minority owners	(1,407)	—
Changes in operating assets and liabilities	(39,751)	(26,862)
Net cash provided by operating activities	97,218	78,264
Cash Flows from Investing Activities:
Purchases of marketable securities	(8,690)	—
Expenditures for vessels	(144,442)	(57,673)
Withdrawals from Capital Construction Fund	15,050	98,500
Proceeds from disposal of vessels	135,110	79,664
Expenditures for other property	(3,390)	(2,392)
Investments in and advances to affiliated companies	(1,183)	(25,869)
Proceeds from disposal of investments in affiliated companies	—	69,276
Other – net	(14)	749
Net cash provided by/(used in) investing activities	(7,559)	162,255
Cash Flows from Financing Activities:
Purchases of treasury stock	(24,238)	(62,511)
Issuance of debt, net of issuance costs	30,000	—
Payments on debt and obligations under capital leases	(9,480)	(183,113)
Cash dividends paid	(9,757)	(9,853)
Issuance of common stock upon exercise of stock options	281	180
Other – net	(239)	2
Net cash used in financing activities	(13,433)	(255,295)
Net increase/(decrease) in cash and cash equivalents	76,226	(14,776)
Cash and cash equivalents at beginning of year	502,420	606,758
Cash and cash equivalents at end of period	$578,646	$591,982

Fleet

On March 31, 2008, OSG’s fleet totaled 157 vessels, including 41 newbuilds, aggregating 15.6 million deadweight tons and 865,000 cbm of LNG carrier capacity. Adjusted for OSG’s participation interest in joint ventures and chartered-in vessels, the fleet totaled 146 vessels. See the Company’s website at www.osg.com for a detailed fleet list, which is updated on a quarterly basis upon release of earnings.

Vessel Type	Vessels Owned		Vessels Chartered-in		Total at Mar. 31, 2008
Operating Fleet	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
VLCC (including ULCC)	10	10	10	7.5	20	17.5	6,398,415
Suezmax	—	—	2	2	2	2	317,000
Aframax	5	5	12	8.6	17	13.6	1,818,341
Panamax	9	9	2	2	11	11	764,083
Lightering	2	2	2	1	4	3	346,924
International Flag Crude Tankers	26	26	28	21.1	54	47.1	9,644,763
Panamax Product Carriers	4	4	—	—	4	4	290,527
Handysize Product Carriers[1]	11	11	21	21	32	32	1,410,616
International Flag Product Carriers	15	15	21	21	36	36	1,701,143
Car Carrier	1	1	—	—	1	1	16,101
International Bulk Carriers	—	—	2	2	2	2	319,843
International Flag Other	1	1	2	2	3	3	335,944
Total Int’l Flag Operating Fleet	42	42	51	44.1	93	86.1	11,681,850
Handysize Product Carriers	3	3	5	5	8	8	367,497
Clean ATBs	8	8	—	—	8	8	221,341
Lightering:
Crude Carrier	1	1	—	—	1	1	39,948
ATBs	2	2	—	—	2	2	90,908
Total U.S. Flag Operating Fleet	14	14	5	5	19	19	719,694
LNG Carriers	4	2	—	—	4	2	864, 800 cbm
TOTAL OPERATING FLEET	60	58	56	49.1	116	107.1	12,401,544 864,800cbm
Newbuild Fleet
International Flag
VLCC	2	1	—	—	2	1	594,000
Suezmax	—	—	2	2	2	2	312,000
Aframax	4	4	2	1	6	5	686,000
Panamax Product Carriers	6	6	—	—	6	6	441,000
Handysize Product Carriers	2	2	7	7	9	9	439,350
U.S. Flag
Product Carriers	—	—	9	9	9	9	421,335
Clean ATBs	4	4	—	—	4	4	142,009
Lightering ATBs	3	3	—	—	3	3	136,668
TOTAL NEWBUILD FLEET	21	20	20	19	41	39	3,172,362
TOTAL OPERATING AND NEWBUILD FLEET	81	78	76	68.1	157	146.1	15,573,906 864,800 cbm

1Includes three owned U.S. Flag Product Carriers that trade internationally, thus associated revenue is included in the Product Carrier segment.

Average Age of International Operating Fleet

The Company believes its modern, well-maintained fleet is a significant competitive advantage in the global market. The table below reflects the average age of the Company’s owned International Flag fleet compared with the world fleet.

Vessel Class	Average Age of OSG’s Owned Fleet at 3/31/08	Average Age of OSG’s Owned Fleet at 3/31/07	Average Age of World Fleet at 3/31/08*
VLCC (including ULCC)	7.2 years	6.2 years	8.5 years
Aframax	9.4 years	8.4 years	8.6 years
Panamax**	4.6 years	3.0 years	8.7 years
Handysize	6.1 years	5.2 years	9.1 years

*Source: Clarkson database as of April 1, 2008.
**Includes Panamax tankers that trade crude oil and refined petroleum products.

Off hire, Schedule d Drydock and Double Hull Rebuilds

In addition to regular inspections by OSG personnel, all vessels are subject to periodic drydock, special survey and other scheduled maintenance. The table below sets forth actual days off hire for the first quarter of 2008 and anticipated days off hire for the above-mentioned events by class for the Company’s owned and bareboat chartered-in vessels for the second, third and fourth quarters of 2008. OSG recently completed double hulling an ATB the OSG 243, detailed in the U.S. section of Recent Activities and Quarterly Events earlier in this press release.

	Actual Days Off-Hire	Projected Days Off-Hire
	Q108	Q208	Q308	Q408
Business Unite – Crude Oil
VLCC (including ULCC)	29	51	23	18
Suezmax	—	2	2	9
Aframax	—	75	151	41
Panamax	7	7	7	28
Business Unit – Refined Petroleum Products
Panamax	—	5	—	7
Handysize	94	97	46	78
Business Unit – U.S. Flag
Product Carrier	12	124	5	81
ATB[1]	133	98	60	5
Other	—	—	—	—
Total	275	459	294	267

1 Excludes 91 days in the first quarter of 2008 and 30 days in the second quarter of 2008 that the company’s single-hull ATB, M 215, was or is expected to be in lay-up.

Appendix 1 – TCE Reconciliation

Reconciliations of time charter equivalent revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended Mar. 31,
($ in thousands)	2008	2007
Time charter equivalent revenues	$375,834	$259,184
Add: Voyage expenses	34,842	16,100
Shipping revenues	$410,676	$275,284

Consistent with general practice in the shipping industry, the Company uses time charter equivalent revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance.

Appendix 2 – EBITDA Reconciliation

The following table shows reconciliations of net income, as reflected in the consolidated statements of operations, to EBITDA:

	Three Months Ended Mar . 3 1 ,
($ in thousands)	200 8	200 7
Net income	$ 112,435	$ 84 ,652
Provision for federal income taxes	-	5 , 752
Interest expense	18 , 363	13,168
Depreciation and amortization	47,591	42 , 483
EBITDA	$ 178,389	$ 146 ,055

EBITDA represents operating earnings, which is before interest expense and income taxes, plus other income and depreciation and amortization expense. EBITDA is presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA should not be considered a substitute for net income or cash flow from operating activities prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. While EBITDA is frequently used as a measure of operating results and performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

Appendix 3 – Capital Expenditures

The following table presents information with respect to OSG’s capital expenditures for the three months ended March 31, 2008 and 2007:

	Three Months Ended Mar. 31,
($ in thousands)	2008	2007
Expenditures for vessels	$144,442	$57,673
Investments in and advances to affiliated companies	1,183	25,869
Payments for drydockings	16,058	7,838
	$161,683	$91,380

Appendix 4 – Second Quarter 2008 TCE Rates

The Company has achieved the following average estimated TCE rates for the second quarter of 2008 for the percentage of days booked for vessels operating through April 18, 2008. The information is based, in part, on information provided by the pools or commercial joint ventures in which the vessels participate. All numbers provided are estimates and may be adjusted for a number of reasons, including the timing of any vessel acquisitions or disposals and the timing and length of drydocks and repairs.

		Second Quarter Revenue Days
Vessel Class and Charter Type	Average TCE Rates	Fixed as of 4/18/08	Open as of 4/18/08	Total	% Days Booked
Business Unit – Crude Oil
VLCC – Spot	$78,000	970	483	1,453	67%
Suezmax – Spot	$45,000	103	77	180	57%
Aframax – Spot	$48,500	488	1,122	1,610	30%
Aframax – Time	$33,000	227	—	227	100%
Panamax – Spot	$33,500	50	528	578	9%
Panamax – Time	$28,000	419	—	419	100%
Business Unit – Refined Petroleum Products
Panamax – Spot	$33,500	17	162	179	9%
Panamax – Time	$19,000	186	—	186	100%
Handysize – Spot	$23,000	310	710	1,020	31%
Handysize – Time	$19,000	1,885	—	1,885	100%
Business Unit – U.S. Flag
Product Carrier – Spot	—	—	78	78	—
Product Carrier – Time	$ 39,500	569	—	569	100%
ATB – Spot	$ 29,000	60	275	335	18%
ATB – Time	$ 29,000	334	—	334	100%
Lightering Vessels – Spot	$ 37,500	54	189	243	22%

Appendix 5 – 2008 Time Charter TCE Rates

The following table shows average estimated time charter TCE rates and associated days booked as of April 18, 2008 for the third and fourth quarters of 2008.

	Fixed Rates and Revenue Days as of 4/18/08
	Q308	Q408
Business Unit – Crude Oil
VLCC
Average TCE Rate	—	—
Number of Revenue Days	—	—
Suezmax
Average TCE Rate	—	—
Number of Revenue Days	—	—
Aframax
Average TCE Rate	$29,500	$29,000
Number of Revenue Days	137	145
Panamax
Average TCE Rate	$28,000	$28,000
Number of Revenue Days	368	323
Business Unit – Refined Petroleum Products
Panamax
Average TCE Rate	$19,000	$19,000
Number of Revenue Days	184	184
Handysize
Average TCE Rate	$18,500	$18,500
Number of Revenue Days	1,496	1,433
Business Unit – U.S. Flag
Product Carrier
Average TCE Rate	$39,500	$40,500
Number of Revenue Days	606	643
ATB
Average TCE Rate	$29,500	$31,000
Number of Revenue Days	368	199

# # #

Earnings Conference Call Information

OSG has scheduled a conference call for Wednesday, April 30 , 2008 at 11:00 a.m. ET. Dial-in information for the call is (800) 762 -8932 (domestic) and (480) 629-9031 (international). The conference call and supporting presentation can also be accessed by web- cast, which will be available at www.osg.com in the Investor Relations Webcasts and Presentations section. Additionally, a replay of the call will be available by telephone until May 7 , 2008; the dial-in number for the replay is (800) 406-7325 (domestic) and (303) 590-3030 (international). The passcode is 3866165 .

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG), a Dow Jones Transportation Index company, is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

Forward-Looking Statements

This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker and articulated tug barge markets, changing oil trading patterns, anticipated levels of newbuilding and scrapping, prospects for certain strategic alliances and investments, prospects for the growth of the OSG Gas transport business, estimated TCE rates achieved for the second quarter of 2008 and estimated time charter TCE rates for the third and fourth quarters of 2008, projected drydock and repair schedule, timely delivery of newbuildings and prospects of OSG’s strategy of being a market leader in the segments in which it competes. Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in the Company’s Annual Report for 2007 on Form 10-K.

Contact Information

For more information contact: Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1634 or jschlueter@osg.com